Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Magnegas Corporation, a Delaware corporation (the “Company”), and Scott Mahoney, the undersigned individual (“Executive”).

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.                  Employment.

(a)                Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

(b)               Term. The Company hereby employs Executive to serve as CHIEF FINANCIAL OFFICER (CFO) and SECRETARY of the Company. This agreement commences on December 1, 2016. This agreement will terminate automatically on December 31, 2017 unless renewed in writing by both parties and is subject to the terms and conditions of this agreement. Executive agrees to the issuance of a mutually agreed upon press release and related required SEC disclosure filings to be made within 72 hours of the signature of this agreement.

(c)                Duties and Responsibilities. Executive will be reporting to the Company’s Chief Executive Officer. Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of the CFO position and such other duties on behalf of the Company as may be reasonably assigned from time to time by the Company’s Chief Executive Officer.

(d)               Location. The location at which Executive shall perform services for the Company shall be Clearwater, Florida.

2.                  Compensation.

(a)                Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of $215,000, payable in weekly installments consistent with Company’s payroll practices.

(b)               Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(c)                Consultant Work. Executive agrees to work on an hourly basis at $103.36 per hour between November 1, 2016 and November 30, 2016 as an Independent Contractor. Such work and number of hours will be based on agreed upon assignments between CFO and CEO.

(d)               Bonus. Executive shall also be entitled to a bonus of $100,000 MagneGas Common Stock Equivalent compensation paid in restricted common stock and 100,000 options to purchase MagneGas common stock. Said stock compensation will vest over two years with equal quarterly vesting cycles. The options will be fully granted on the first date of employment. Future equity payments and bonuses payment will be determined by the Board of Directors and the percentage of bonus received will be based on achieving goals and objectives mutually determined during the first 30 days of employment.

(e)                Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement; provided, however, that any such expense in excess of $1,000.00 must be approved in advance by the Company. Executive will not be compensated for gas or mileage for his travel to and from the office or to and from the airport. All business related travel will be mutually agreed upon with the CEO.

(f)                Vacation. Executive shall be entitled to 28 days of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.

(g)               Stock Compensation & Options. All stock options vest 100% upon a change in control of the company (CIC). CIC will be defined as a merger in which the merging company takes majority control, takeover or change in majority of the BOD. Issuance of the options shall be in accordance with all applicable securities laws and the other terms and conditions of the Company’s Stock Option Plan (if any) and the Stock Option Agreement with Executive of even date herewith.

(h)               Relocation. Company will pay all reasonable moving expenses to relocate Executive to within reasonable driving distance of Company headquarters. Expenses will be reimbursed based on Executive obtaining quotes from two reputable moving vendors. Company will pay one trip for Executive and immediate family including airfare and hotel. Company will reimburse up to $2,000 per month for three months for a home located within driving distance of Company headquarters.

No Other Benefits. Executive understands and acknowledges that the compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans.

3.                  Executive’s Business Activities.

Executive shall devote the substantial portion of his entire business time, attention and energy exclusively to the business and affairs of the Company, Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company (as long as approved by the CFO), and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder. Executive is expected to be at the office or in the field working on behalf of the Company from 8am to 4pm, Monday through Friday at a minimum, or arrange a mutually agreed upon schedule. During the first 90 days of employment, Executive and Company will arrange a mutually agreed upon transition schedule.

CFO has responsibilities as a communicator, decision maker, leader, and manager. The communicator role involves the press and the rest of the outside world, as well as the organization's management and employees; the decision-making role involves high-level decisions about policy and strategy. As such Executive is expected to maintain the highest level of integrity, personal and business conduct.

Termination of Employment or CIC.

(a)                For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons: (1) conviction of a felony, or a misdemeanor where imprisonment is imposed, (2) commission of any act of theft, fraud, or falsification of any employment or Company records in any material way, (3) Executive’s failure or inability to perform any material reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, or (4) material breach of this Agreement which breach is not cured within ten (10) days following written notice of such breach. Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof.

(b)               Termination for Good Reason. If Executive terminates his employment with the Company for Good Reason (as hereinafter defined), he shall be entitled to the severance benefits set forth below. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) relocation of the Company’s executive offices more than forty miles from the current location, without Executive’s concurrence; (ii) any material breach by the Company of this Agreement; (iii) a material change in the principal line of business of the Company, without Executive’s concurrence, or (iv) any significant change in the Executive’s duties and responsibilities.

(c)                Cooperation. After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

(d)               In addition, in the event of a CIC or unwillful termination without cause the CFO will receive a severance benefit of one year total salary plus benefits and all options will vest automatically within 30 days.

4.                  Disability of Executive.

The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 120 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any) and accrued vacation.

5.                  Death of Executive.

In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 30 days the Company shall pay to Executive’s heirs or personal representatives Executive’s Base Salary, including any bonus compensation earned but not yet paid, and accrued vacation accrued to the date of death. After receiving the payments provided in this Section 6, the Executive and his estate shall have no further rights under this Agreement.

6.                  Disclosure.

The Executive agrees that during the term of his employment by the Company, he will disclose and disclose only to the Company, in writing, all ideas, methods, plans, developments or improvements known by him/her which relate directly or indirectly to the business of the Company, whether acquired by the Executive before or during his/her employment by the Company. Nothing in this Section 7 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

7.                  Confidentiality and Ownership Rights.

(a)                Nondisclosure of Information. The Executive acknowledges that in the course of his employment by the Company he will receive certain information and trade secrets, which may include, but are not limited to, programs, lists of acquisition or disposition prospects and knowledge of acquisition strategy, financial information and reports, lists of customers or potential customers and other proprietary information, confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as “Information”) which the Company desires to protect. The Executive understands that the Information is confidential and agrees not to reveal the Information to anyone outside the Company, unless compelled to do so by any federal or state regulatory agency or by a court order. If Executive becomes aware that disclosure of any Information is being sought by such an agency or through a court order, Executive will immediately notify the Company. The Executive further agrees that he will at no time use the Information in competing with the Company. Upon termination of Executive's employment with the Company, regardless of the reason for such termination, the Executive shall surrender to the Company all papers, documents, writings and other property produced by him/her or coming into his/her possession by or through his/her employment or relating to the Information, and the Executive agrees that all such materials are and will at all times remain the property of the Company and to the extent the Executive has any rights therein, he hereby irrevocably assigns such rights to the Company.

(b)                Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions.

i.

All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive or which are disclosed or made known to Executive, individually or in conjunction with others, during Executive's employment by the Company and which relate directly or indirectly to the Executive's business, products or services (including but not limited to all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organization or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks), are and shall be the sole and exclusive property of the Company. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

ii.

In particular, Executive hereby specifically sells, assigns and transfers to the Company all of his/her worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions described in Section 7(b)(i) above, and any United States or foreign applications for patents, inventor's certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and marks. Both during the period of Executive's employment by the Company and thereafter, Executive shall assist the Company and its nominees at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions both in the United States and all foreign countries, including but not limited to the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues, and/or extensions thereof, and any application for the registration of such names and marks.

The obligations under this Section 7 shall survive termination of this Agreement for any reason.

8.                  Non-compete, Non-Solicitation.

(a)                During the term of Executive's employment with the Employer and for a period of twenty four months from the voluntary or involuntary termination of Executive's employment with the Employer for any reason whatsoever, Executive shall not, either on his or her own account or for any person, firm, partnership, Employer, or other entity (a) solicit, interfere with, or endeavor to cause any Executive of the Employer to leave the Employer’s employment, or (b) induce or attempt to induce any such Executive to breach any similar agreement with the Employer.

(b)               During the term of Executive's employment with the Employer and for a period of twenty four months from the voluntary or involuntary termination of Executive's employment with the Employer for any reason whatsoever, Executive shall not solicit, induce, or attempt to induce any past or current customer or vendor (including referral sources and lending institutions) of the Employer (a) to cease doing business in whole or in part with or through the Employer, or (b) to do business with any other person, firm, partnership, corporation, or other entity which performs services materially similar to or competitive with those provided by the Employer.

(c)                During the term of Executive's employment with the Employer and for a period of twenty four months from the voluntary or involuntary termination of Executive's employment with the Employer for any reason whatsoever, Executive (a) will not, directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which performs services or sell products materially similar to or competitive with those provided by the Employer within any state in which the Employer has provided services or sold products. Executive acknowledges that Employer sells products and provides services throughout the United States.

(d)               Executive acknowledges that the restraints and restrictions set forth in this covenant are reasonably necessary to protect the legitimate business interests of the Employer. Executive acknowledges that the Employer’s legitimate business interests include, without limitation, trade secrets as that term is defined under Fla. Stat. 688.002 (4); valuable confidential business or professional information; substantial relationships with specific prospective or existing customers, client goodwill, an ongoing business practice evidenced by trade dress, a specific albeit global geographical location, specific marketing methods and areas, and specialized training.

(e)                Exclusive Employment. During employment with the Company,(a) Executive will not do anything to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity and (b) Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment or within one (1) year after it ends, without the Company’s express written consent, solicit or encourage any employee, agent, independent contractor, supplier, consultant, investor, or alliance partner to terminate or alter a relationship with the Company.

In keeping with Executive's fiduciary duties to the Company, Executive agrees that while employed by the company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Executive agrees that he shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest.  Circumstances in which a conflict of interest on the part of Executive might arise, and which must be reported immediately by Executive to the Company, include, but are not limited to, the following:

•	ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;
•	acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;
•	accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Executive does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;
•	misuse of the Company's information or facilities to which Executive has access in a manner which will be detrimental to the Executive's interest, such as utilization for Executive’s own benefit of know-how, inventions, or information developed through the Executive's business activities;
•	disclosure or other misuse of information of any kind obtained through Executive's connection with the Company;
•	appropriation by Executive or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and
•	the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

9.                  Assignment and Transfer.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the sucessors and assigns of the Company. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. The provisions of this Section 11 shall specifically survive the expiration or earlier termination of this Agreement.

10.              Specific Performance.

The Executive agrees that damages at law will be an insufficient remedy to the Company if the Executive violates the terms of Sections 7, 8 or 9 of this Agreement and that the Company would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company.  The provisions of this Section 12 shall specifically survive the expiration or earlier termination of this Agreement.

11.              No Inconsistent Obligations.

Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. The Executive represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Executive is a party or by which the Executive is or may be bound. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

12.              Miscellaneous.

(a)                Attorneys’ Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Executive’s employment with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non-prevailing party or parties; provided, however, that nothing herein is intended to affect the provisions of Section 14(l).

(b)               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, Pinellas County without regard to conflict of law principles.

(c)                Entire Agreement. Except with respect to the Stock Option Plan (if any) and Stock Option Agreement referenced in Section 2(g), this Agreement, contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d)               Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(e)                Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(f)                Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(g)               Survival.  The provisions of this Agreement containing express survival clauses as well as the provisions of this Agreement which are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.

(h)               Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(i)                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original.

(j)                 Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(k)               Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(l)                 Notices. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

If to the Executive:

Scott Mahoney

11885 44th Street N

Clearwater, FL 33762

(m)             Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

(n)               Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, shall be litigated solely in state or federal court in Tampa, Florida. Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, (3) agrees that valid consent to service may be made by mailing or delivery of such service to the Florida Secretary of State (the “Agent”) or to the party at the party’s last known address, if personal service delivery can not be easily effected, and (4) authorizes and directs the Agent to accept such service in the event that personal service delivery can not easily be effected. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO. The provisions of this Section 14(n) shall specifically survive the termination of this Agreement.

THIS EMPLOYMENT AGREEMENT IS SUBJEC TO A SATISFACTORY BACKGROUND CHECK, CREDIT CHECK AND DRUG SCREENING TEST.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

MAGNEGAS CORPORATION	EXECUTIVE:

By:
Name: Ermanno Santilli	Scott Mahoney
CEO

Date: October 25, 2016